UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 24, 2004

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Poydras Street, Suite 1900	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

On March 24, 2004, the Company issued the following press release:

Tidewater Issues Earnings Guidance For Quarter Ended March 31, 2004

NEW ORLEANS, March 24, 2004 – Tidewater Inc. (NYSE: TDW) announced today that it expects fiscal fourth quarter financial results to be below current analysts’ earnings expectations. For the three months ending March 31, 2004, the Company is currently estimating diluted earnings per share between $0.17 - $0.22. The Thomson First Call consensus estimate is currently $0.30 per share.

Lower utilization for the Company’s vessels in certain international markets, particularly West Africa and Southeast Asia, has had a negative impact on revenues and profitability from its international operations. Additionally, continuing weakness in the Gulf of Mexico drilling market will result in an operating loss from domestic operations in the fourth fiscal quarter, despite significant cost cutting efforts that have taken place over the last six months. Worldwide vessel operating costs are expected to be in line with prior guidance, but total international revenue will be $14 to $18 million lower than the previous quarter.

Vessel utilization in both West Africa and Southeast Asia has shown some improvement in the month of March 2004.

It is the Company’s belief that market conditions within its primary international operating areas will improve throughout its next fiscal year beginning April 1, 2004, although much of that improvement may not occur until toward or during the second half of the year.

Tidewater Inc. owns and operates nearly 580 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Forward Looking Statement

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth herein provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties. Among those risks and uncertainties, many of which are beyond the control of the Company, include, without limitation, fluctuations in oil and gas prices; level of fleet additions by competitors and vessel overcapacity; changes in capital spending by customers in the energy industry for exploration, development and production; changing customer demands for different vessel specifications; acts of terrorism; unsettled political conditions, war, civil unrest and governmental actions, especially in higher risk countries of operations; foreign currency fluctuations; and environmental and labor laws. Readers should consider all of these risk factors as well as other information contained in this press release.

Contact: Keith Lousteau

504-568-1010

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ J. Keith Lousteau
J. Keith Lousteau
Executive Vice President and Chief Financial Officer

Date: March 24, 2004

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